UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):   June 2, 2015

CNS RESPONSE, INC.

(Exact name of Company as specified in its charter)

Delaware	0-26285	87-0419387
(State or other	(Commission File No.)	(I.R.S. Employer
jurisdiction of		Identification No.)
incorporation)

85 Enterprise, Suite 410

Aliso Viejo, California 92656

(Address of principal executive offices)

(949) 420-4400

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

The description of the A&R Note Purchase Agreement (as defined below) is incorporated herein by reference from Item 2.03 hereof.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

As previously reported in its Current Report on Form 8-K filed with the Securities and Exchange Commission (the "SEC") on March 20, 2015 , CNS Response, Inc. (the “Company”) entered into a Note Purchase Agreement with certain investors (including affiliates), dated as of September 22, 2014 (the "Original Note Purchase Agreement") providing for the issuance and sale of notes (the "Original Notes") in the aggregate principal amount of up to $2.5 million, in one or more closings to occur over a six-month period beginning September 22, 2014. Thereafter, the Company entered into Amendment No. 1 to the Original Note Purchase Agreement with the majority of the noteholders in principal, dated as of April 14, 2015 ("Amendment No. 1"), pursuant to which: (i) the aggregate principal amount of notes provided for issuance was increased by $0.5 million to a total of $3.0 million, and (ii) the period to raise the $3.0 million was extended to September 30, 2015. The Company subsequently amended and restated the Original Note Purchase Agreement solely to update for the changes made pursuant to Amendment No. 1 (such amended and restated agreement, the "A&R Note Purchase Agreement").

On June 2 and 3, 2015, respectively, the Company entered into an A&R Note Purchase Agreement with each of two accredited investors, in connection with a bridge financing. Pursuant to the A&R Note Purchase Agreement, the Company issued a $100,000 secured convertible promissory note to each investor (collectively, the “June Notes”, and together with the Original Notes, the "Notes"), where the aggregate principal amount of the June Notes totaled $200,000, which amount also represents the gross proceeds to the Company from the June Notes. Each $100,000 June Note was purchased by an affiliate of the Company, or an entity under such affiliate's control, as follows: (i) John Pappajohn, a director of the Company, and (ii) the Tierney Family Trust, which is a greater than 5% shareholder of the Company and of which, Thomas Tierney, a former director and Chairman of the Board of Directors of the Company, is a trustee.

As with the Original Note Purchase Agreement, the A&R Note Purchase Agreement also provided that the Company and the holders of the June Notes enter into a registration rights agreement (the “Registration Rights Agreement”) covering the registration of the resale of the shares of the Company’s common stock, $0.001 par value per share (the “Common Stock”) underlying their respective Notes.

All Notes: (i) mature on March 21, 2016 (subject to earlier conversion or prepayment), (ii) earn interest at a rate of 5% per annum with interest payable at maturity, and (iii) are convertible into shares of Common Stock (A) automatically upon the closing of a qualified offering of no less than $5 million, at a conversion price equal to the lesser of $0.25 per share or 70% of the lowest price per share of Common Stock offered by the Company, but in no event less than $0.10 per share or (B) voluntarily, within 15 days of maturity at the lesser of a conversion price equal to $0.25 per share, or the lowest price per share of Common Stock offered by the Company, but in no event less than $0.10 per share. No Note may be prepaid without the prior written consent of the holder of such Note. Notes are secured by a security interest in the Company’s intellectual property, as detailed in the security agreement dated as of September 22, 2014 (the “Security Agreement”). Upon a change of control of the Company (as described in the Notes), the holder of a Note will have the option to have the Note repaid with a premium equal to 50% of the outstanding principal.

The foregoing descriptions of the Original Note Purchase Agreement, the Notes, the Security Agreement and the Registration Rights Agreement do not purport to be complete and are qualified in their entirety by reference to the full text of the respective document, the forms of which were filed as Exhibits 10.89, 4.4, 10.90 and 10.91, respectively, to our annual report on Form 10-K filed with the SEC on December 29, 2014.

Item 3.02 Unregistered Sales of Equity Securities.

The Notes (including the June Notes) were issued by the Company under the exemption from registration afforded by Section 4(a)(2) of the Securities Act of 1933, as amended, and Regulation D promulgated thereunder, as they were issued to accredited investors, without a view to distribution, and were not issued through any general solicitation or advertisement.

SIGNATURE

Pursuant to the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CNS RESPONSE, INC.

	By:	/s/ Paul Buck
June 4, 2015	Name:	Paul Buck
	Title:	Chief Financial Officer